Exhibit 99.1

Sohu, Sogou and Tencent Jointly Announce Strategic Cooperation

Beijing/Shenzhen, Sep 16th, 2013 - Sohu.com Inc. (“Sohu”, NASDAQ: SOHU), Sogou Inc. (“Sogou”) and Tencent Holdings Limited (“Tencent”, SEHK: 00700) jointly announced today the establishment of a strategic cooperation that will reinforce and strengthen Sogou as a leader in the large and fast-growing China market for search and internet services, particularly for the mobile platform.

To implement this strategic cooperation, Tencent has invested a net amount of US$448 million in cash in Sogou and merged its Soso search related businesses and certain other assets with Sogou. Immediately after the transaction, Tencent holds 36.5% of Sogou’s equity capital on a fully-diluted basis, which could further increase to approximately 40% in the near future. Sohu, together with its affiliates, remains the controlling shareholder of Sogou, which will continue to operate independently as a subsidiary of Sohu. Dr. Charles Zhang, Sohu’s Chairman and CEO, will remain as Chairman of Sogou. Mr. Martin Lau, President of Tencent, and Mr. Mark Ren, Chief Operating Officer of Tencent, have joined Sogou’s Board of Directors. Mr. Wang Xiaochuan will continue to lead Sogou as a director and CEO.

Tencent and Sogou have agreed to jointly develop, cross-promote and integrate their respective products and services, while collaborating in areas of search technology, user insights and data sharing. Sogou’s leading products, including Sogou Pinyin and Sogou Search, will have direct access to the vast user base of Tencent’s online and mobile social communities.

“This partnership will immediately expand Sogou’s market presence and significantly elevate its position in the highly competitive PC search market, and even more so in the rapidly evolving mobile search market,” stated Dr. Charles Zhang, Chairman and CEO of Sohu. “Sogou remains a key strategic asset of the Sohu Group, generating synergies with our other businesses and creating significant value for Sohu shareholders.”

“We are very excited about our combination with Soso and strategic partnership with Tencent. By accessing Tencent’s strong innovation capabilities and deeply integrating with Tencent’s core platform, Sogou will herald a new era of relentless innovation in the mobile world,” said Mr. Wang Xiaochuan, CEO of Sogou. “For example, the optimization of Sogou Pinyin for Tencent’s mobile IM services will deliver superior user experience, while the interaction between search and social network will bring a multitude of opportunities.”

“We believe Sogou is the ideal partner for Tencent to further develop search opportunities within China. This reinforces our “open, win-win” philosophy of working with leading teams to create innovative products for users, and build a healthy, diversified ecosystem for the industry,” said Mr. Ma Huateng, Chairman and CEO of Tencent. “We have high regard for Sogou’s strong innovation capabilities and successful execution track record. We are confident that Sogou, after combination with Soso, will deliver superior search experiences to users on our social, browser and content platforms, especially on the mobile front.”

Sogou has successfully executed a “Pinyin-Browser-Search” strategy and launched numerous innovative products that have gained popularity among users, including the No.1 Chinese character Pinyin input method on PC as measured by user base and on mobile devices as measured by user penetration, according to iResearch; the No.3 PC browser and No.3 PC search engine in China by page views, according to CNZZ.

The transaction signed and closed simultaneously on September 16, 2013. Credit Suisse acted as financial advisor to Sohu. Goldman Sachs acted as financial advisor to Tencent.

Conference Call and Webcast

Sohu and Sogou’s management team will host a conference call at 8:30 a.m. U.S. Eastern Time, September 16, 2013 (8:30 p.m. Beijing/Hong Kong time, September 16, 2013) to discuss the transaction.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004

International:	+1-845-675-0437

Hong Kong:	+852-2475-0994

China Mainland+86-800-819-0121 / +86-400-620-8038

Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 10:30 a.m. Eastern Time on September 16 through 11:59 p.m. Eastern Time on September 23, 2013. The dial-in details for the telephone replay are:

International:	+1-855-452-5696

Passcode:	64779134

The live webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s website at http://investors.sohu.com/.

About Sohu.com

Sohu (NASDAQ: SOHU) is China’s premier online brand and is indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; developer and operator of online games www.changyou.com/en/ and leading online video website tv.sohu.com.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including Sohu News App and mobile news portal WAP.Sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of online games that includes Tian Long Ba Bu, one of the most popular massively multi-player online (“MMO”) games in China, and DDTank and Wartune (also known as Shen Qu), which are two popular web games in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its seventeenth year of operation.

About Sogou

Sogou is a leading online search, client software and mobile Internet product provider in China. Sogou has over 400 million monthly active users on PC and more than 200 million monthly active users on mobile. Sogou provides superior products to China’s online users. Sogou Pinyin is No.1 Chinese language input software on both PC and mobile; Sogou browser is No.3 web browser by marketshare, and Sogou search is No.3 search engine in China by user penetration. For mobile Internet, Sogou provides a range of innovative products, including Map, Number Pass, Voice search and smart-phone assistant.

About Tencent

Tencent uses technology to enrich the lives of Internet users. Every day, hundreds of millions of people communicate, share experiences, consume information, seek entertainment, and shop online through our integrated platforms. Our diversified services include QQ, Weixin and WeChat for communications; Qzone for social networking; QQ Game Platform for online games; QQ.com for information; as well as our eCommerce open platform. Our company was founded in Shenzhen in 1998 and went public on the Hong Kong Stock Exchange in 2004. We seek to evolve with the Internet by investing in innovation, providing a hospitable environment for our partners, and staying close to our users.

For more information, please visit www.tencent.com/ir

Forward-Looking Statements

This press release contains forward-looking statements relating to the business outlook, forecast business plans and growth strategies of Tencent, Sohu and Sogou. These forward-looking statements are based on information currently available to the companies and are stated herein on the basis of the outlook at the time of this press release. They are based on certain expectations, assumptions and premises, some of which are objective or beyond each company’s control. These forward-looking statements may prove to be incorrect and may not be realized in future. Underlying the forward-looking statements is a large number of risks and uncertainties. Further information regarding these risks and uncertainties is included in the companies’ other public disclosure documents on their corporate websites.

For investor and media inquiries, please contact:

Sohu

China:

Eric Yuan

Sohu.com Inc.

Tel: +86 (10) 6272 6593

E-mail: ir@contact.sohu.com

US:

Mr. Jeff Bloker

Christensen

Tel: +1 (480) 614 3003

E-mail: jbloker@ChristensenIR.com

Tencent

Catherine Chan or Jerry Huang

Tel: +86 755 8601 3388 ext 88369 or 65333

E-mail:ir@tencent.com

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